Exhibit 107

Calculation of Filing Fee Table

Form S-8

Ingevity Corporation

Table 1 – Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule		Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee
Equity	Common stock, par value $0.01 per share	457	(a)	300,000	$70.03	$21,007,500.00	$110.20 per $1,000,000	$2,315.03
Total Offering Amounts						$21,007,500.00		$2,315.03
Total Fee Offsets								$0.00
Net Fee Due								$2,315.03

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also registers such number of additional shares of the Registrant’s common stock, par value $0.01 per share (“Common Stock”) that may be issued to prevent dilution as a result of stock splits, stock dividends, recapitalizations or similar transactions.
(2)	Estimated in accordance with paragraphs (c) and (h) of Rule 457 under the Securities Act, solely for purposes of calculating the registration fee. The fee with respect to the shares of Common Stock registered herein is based on the average of the high and low prices of the Common Stock as reported on the New York Stock Exchange on May 2, 2023.